UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 15, 2021

VirnetX Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33852	77-0390628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

308 Dorla Court, Suite 206
Zephyr Cove, Nevada 89448
(Address of principal executive offices, including zip code)
(775) 548-1785
 (Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	VHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Chief Financial Officer
Effective on September 15, 2021, Katherine Allanson was appointed as the Chief Financial Officer of VirnetX Holding Corporation (the “Company”).

Ms. Allanson, age 60, served as the Company’s Controller from September 1, 2021 to September 14, 2021 and as an independent consultant providing accounting and reporting services to the Company from October 2011 until August 2021. She has also provided similar independent consulting services for other public and private companies and certified public accountant firms and will continue to do so on a part-time basis. Ms. Allanson earned her Bachelor of Science in Accounting from Auburn University and is a Licensed Certified Public Accountant.

Prior to her appointment as Chief Financial Officer, Ms. Allanson signed an offer letter (the “Offer Letter”) for the position of Controller of the Company, effective September 1, 2021 (the “Start Date”).

On September 15, 2021, the board of directors of the Company (the “Board”) approved Ms. Allanson’s promotion to the position of Chief Financial Officer. In connection with this appointment, the compensation committee of the Board (the “Compensation Committee”) approved the compensation package described below:

Salary

The Compensation Committee authorized an annual base salary of $295,000.00, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

Benefits

Ms. Allanson will be eligible to participate in certain employee benefit programs 90 (ninety) days after the Start Date. Benefits will be subject to the satisfaction of any eligibility requirements and subject to the terms of such benefit programs. Ms. Allanson will be eligible to receive medical, dental, and vision insurance 30 (thirty) days after the Start Date, as well as participation in the 401k retirement program after 90 (ninety) days. In addition, Ms. Allanson will be eligible for bonuses subject to performance review.

Equity Award

The Compensation Committee authorized the Company to grant Ms. Allanson an option to purchase 120,000 shares of the Company’s Common Stock at an exercise price per share equal to the closing sales price of the Common Stock traded on the New York Stock Exchange as of the date of the action by unanimous written consent of the Compensation Committee approving her grant and of that of the Board approving her appointment. 25% of the shares subject to the option shall vest 12 months after the grant vesting date, subject to Ms. Allanson’s continuing employment with the Company. No shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to Ms. Allanson’s continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Ms. Allanson’s employment with the Company is for no specified period and constitutes at-will employment. As a result, Ms. Allanson may resign at any time, for any reason or for no reason. Similarly, the Company may conclude its employment relationship with Ms. Allanson at any time, with or without cause, and with or without notice.

The foregoing description is reflective of Ms. Allanson’s compensation, terms and conditions of her employment. Reference may be made to (i) the Offer Letter, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2021, and (ii) the 2013 Equity Incentive Plan, which was filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed on March 16, 2021.

The Company entered into its standard form of indemnification agreement with Ms. Allanson, a form copy of which was filed as Exhibit 10.1 of the Company’s Annual Report on Form 10-K filed on March 16, 2021.

Other than the indemnification agreement described above, Ms. Allanson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no arrangements or understandings between Ms. Allanson and any other persons pursuant to which Ms. Allanson was appointed as Chief Financial Officer, and there are no family relationships between Ms. Allanson and any director or executive officer of the Company.

A copy of the news release issued by the Company on September 15, 2021 announcing Ms. Allanson’s appointment as Chief Financial Officer is attached hereto as Exhibit 99.1.
Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
99.1	News release of VirnetX Holding Corporation dated September 15, 2021 announcing the appointment of Katherine Allanson as Chief Financial Officer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VirnetX Holding Corporation

	By:	/s/ Kendall Larsen
Kendall Larsen
Chief Executive Officer

Dated: September 17, 2021